UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 9, 2006

THE ALLSTATE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	1-11840	36-3871531
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
organization)

2775 Sanders Road
Northbrook, Illinois		60062

(Address of Principal Executive Offices)

Zip

Registrant’s telephone number, including area code: (847) 402-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.                                          Other Events.

The fundamental goal of The Allstate Corporation’s catastrophe management strategy is to enable our shareholders to earn an acceptable return on the risks assumed in our personal lines property business and to reduce the associated variability in our earnings.  While in many areas of the country we are currently achieving returns within acceptable risk management tolerances, we continue to seek solutions to improve returns in areas that have known exposure to hurricanes, earthquakes and other catastrophes.  We will take actions necessary to significantly reduce our catastrophe exposure, while working for changes in the regulatory environment, including fewer restrictions on underwriting risks, establishing appropriate risk based pricing and promoting the creation of government sponsored, privately funded solutions.  Possible actions we are evaluating to attain an acceptable catastrophe exposure level include: additional purchases of reinsurance; changes in rates, deductibles and coverage; limitations on new business writings; changes to underwriting requirements; non-renewal or withdrawal from certain markets; and/or pursuing alternative markets for placement of business or segments of risk exposure in certain areas.

We utilize reinsurance to reduce exposure to catastrophe risk and manage capital, while lessening earnings volatility and improving shareholder return, and to support the required statutory surplus and the insurance financial strength ratings of certain subsidiaries.  We purchase significant reinsurance where we believe the greatest benefit will be achieved relative to our aggregate countrywide exposure.  The price and terms of reinsurance and the credit quality of the reinsurer are considered in the purchase process, along with whether the price can be appropriately reflected in the costs that are considered in setting future rates charged to policyholders.

We have entered into a catastrophe aggregate excess of loss reinsurance agreement with respect to storms named or numbered by the National Weather Service, earthquakes, and fires following earthquakes covering our personal lines property and auto business countrywide, excluding Florida, for a term of one year, with an effective date of June 1, 2006 (the “aggregate excess agreement”).  To date, we have placed $750 million of a limit of $2 billion in excess of $2 billion of aggregate losses during the policy period.  We plan to market the remainder of the limit, except for at least 5% that Allstate plans to retain, during January 2006.  The aggregate excess agreement will apply to Allstate and Encompass brand policies (“Allstate Protection”).

We have also entered into a reinsurance agreement that covers Allstate Protection’s personal property excess losses in California for fires following earthquakes, effective February 1, 2006 and expiring May 31, 2008 (the “California fire following agreement”).   This agreement provides coverage not to exceed $1.5 billion for any one loss occurrence in excess of $500 million, with Allstate retaining a 5% share of the agreement’s limit. With respect to all loss occurrences, this agreement provides in total $3 billion of coverage for all qualifying losses without limitation except when a qualifying loss occurrence exceeds $2 billion, then for 21 days no additional recovery can occur for any losses within the same seismic geographically affected area. The agreement allows for annual remeasurements, which may produce changes in retention as a result of increases or decreases in our exposure levels from a previous year.  This agreement has been fully placed.

Multi-year individual state reinsurance treaties, in effect since June 1, 2005, cover personal property excess catastrophe losses in seven states: Connecticut, New Jersey, New York, North Carolina, South Carolina, Texas and Florida (the “multi-year treaties”).    The annual retentions and limits on these treaties are shown in the following table.

State	% Placed	Annual Retention	Limit
Connecticut	95	$100,000,000	$200,000,000
New Jersey	95	100,000,000	100,000,000
New York	90	750,000,000	1,000,000,000
North Carolina	10	80,000,000	175,000,000
South Carolina	10	97,000,000	435,000,000
Texas(2)	95	320,000,000	550,000,000
Florida	90	Excess of FHCF Reimbursement(1)	900,000,000

(1) The Florida Hurricane Catastrophe Fund (“FHCF”) provides 90% reimbursement of qualifying losses up to an estimated maximum.  For the 6/1/2005 – 5/31/2006 hurricane season, this maximum is estimated to be $945 million in excess of Allstate’s retention of $262 million for the two largest hurricanes and $87 million for other hurricanes.

(2) Reinsurance is recoverable by Allstate Texas Lloyd’s (“ATL”), a syndicate insurance company.  ATL also has a 100% reinsurance agreement with Allstate Insurance Company (“AIC”) covering losses in excess of and/or not reinsured by the Texas treaty.

The multi-year treaties provide coverage per occurrence for covered losses above each respective retention to the respective maximum coverage limit according to the percent placed on Allstate brand policies in each state except for Florida.  The Florida treaty provides coverage for policies written by Allstate Floridian Insurance Company and its subsidiaries (“AFIC”).  Each of these treaties also has a provision for reinstatement and annual remeasurement, which may produce changes in retentions, limits and/or reinsurance premiums as a result of increases or decreases in our exposure levels from the previous year.  Under the current New Jersey and Texas treaties, we have the option to expand coverage limits by $100 million per year in each of the two subsequent years, and we expect to exercise the first $100 million limit increase option under both contracts effective June 1, 2006.  We also expect to terminate the existing treaties in the states of North Carolina and South Carolina on May 31, 2006.

We are also considering additional reinsurance that covers Allstate Protection’s personal property excess catastrophe losses in New Jersey, effective June 1, 2006 (the “New Jersey agreement”).  This new agreement could provide as much as $300 million of coverage in excess of the New Jersey multi-year treaty limit on an annual basis.

Our catastrophe reinsurance program has been designed to coordinate coverage provided under the various treaties.  The California fire following agreement, multi-year treaties and any new New Jersey agreement, as proposed, will provide coverage for state specific catastrophe exposures and support the insurance financial strength ratings of certain subsidiaries.  These treaties cover personal lines property catastrophe losses and have various retentions and limits.  However, during the one year period starting June 1, 2006, the aggregate excess agreement will limit Allstate Protection’s personal lines property and auto catastrophe losses for storms named or numbered by the National Weather Service, earthquakes, and fires following earthquakes to $2 billion up to the treaty limit of $2 billion, excluding Florida, subject to the placement of the treaty and the expected at least 5% of the limit Allstate plans to retain.  Losses recovered, if any, from our California fire following agreement, multi-year treaties and any new New Jersey agreement are excluded when determining the retention of the aggregate excess agreement.

The annual retentions and limits on the agreements expected to be in place during 2006 are shown in the following table.

	Effective Date	% Placed	Reinstatement	Annual Retention	Limit
Aggregate excess(1)	6/1/2006	95	None	$2,000,000,000	$2,000,000,000

California fire following(2)	2/1/2006	95	2 limits over 28 month term and as noted above	500,000,000	1,500,000,000

Multi-year(3):	6/1/2005 (as revised effective 6/1/2006)
Connecticut		95	2 limits over 3-year term	100,000,000	200,000,000

New Jersey		95	1 reinstatement over 3-year term with reinstatement premium required	100,000,000	200,000,000

New York(4)		90	2 limits over 3-year term	750,000,000	1,000,000,000

Texas(5)		95	2 limits for each year over 3-year term	320,000,000	650,000,000

Florida		90	2 limits over 2-year term	Excess of FHCF Reimbursement(6)	900,000,000

New Jersey(7)	6/1/2006	95		Excess of New Jersey Multi-year treaty	300,000,000

(1) Aggregate Excess Agreement – $750 million of the limit of this agreement has been placed as of 1/1/2006 and we plan to market the remainder, except for at least 5% that we plan to retain.  This agreement is effective 6/1/2006 for 1 year and covers storms named or numbered by the National Weather Service, earthquakes, and fires following earthquakes for the Allstate and Encompass brand personal lines auto and property business countrywide except for Florida.  Losses recovered, if any, from our California fire following agreement, multi-year treaties and any new New Jersey agreement are excluded when determining the retention of this agreement.

(2) California Fire Following Agreement – This agreement is effective 2/1/2006 and expires 5/31/2008.  This agreement covers Allstate and Encompass brand personal property losses in California for fires following earthquakes.  This agreement provides in total $3 billion of coverage for all qualifying losses except when a qualifying loss occurrence exceeds $2 billion, then for 21 days no additional recovery can occur for any losses within the same seismic geographically affected area.

(3) Multi-year Treaties – These treaties have been in effect since June 1, 2005 and cover the Allstate brand personal property catastrophe losses, expiring 5/31/2008, except for the treaty in Florida.  The Florida treaty provides coverage for property policies written by Allstate Floridian Insurance Company and its subsidiaries (“AFIC”) and it expires 5/31/2007.  This chart reflects our expectation that we will expand coverage limits by $100 million per year on the New Jersey and Texas treaties effective 6/1/2006, and that we expect to terminate the existing treaties in North Carolina and South Carolina on 5/31/2006.  The retentions on these treaties are also subject to annual remeasurements on their anniversary dates.

(4) Two separate reinsurance treaties provide coverage for catastrophe risks in the State of New York:  Allstate Insurance Company (“AIC”) has a $500,000,000 retention and a $550,000,000 limit, and Allstate Indemnity Company has a $250,000,000 retention and a $450,000,000 limit.

(5) The Texas treaty is with Allstate Texas Lloyd’s (“ATL”), a syndicate insurance company.  ATL also has a 100% reinsurance agreement with AIC covering losses in excess of and/or not reinsured by the Texas treaty.

(6) FHCF – The Florida Hurricane Catastrophe Fund (“FHCF”) provides 90% reimbursement of qualifying losses up to an estimated maximum.  For the 6/1/2005 – 5/31/2006 hurricane season, this maximum is estimated to be $945 million in excess of Allstate’s retention of $262 million for the two largest hurricanes and $87 million for other hurricanes.  These estimates are subject to annual remeasurements at the beginning of the FHCF fiscal year of 6/1.  This is an annual program with a first season and second season coverage provision.

(7) New Jersey Agreement – This agreement is being contemplated, but has not yet been placed.  This agreement is expected to be effective 6/1/2006.

We anticipate that the total cost of these agreements will be approximately $600 million per year or $150 million per quarter.  This represents an increase of approximately $400 million per year or $100 million per quarter over our current cost, once these agreements are fully implemented and effective.  Based on the effective dates of these agreements, our costs are expected to increase to approximately $75 million in the second quarter of 2006 and to approximately $150 million in the third quarter of 2006.    We will aggressively seek regulatory approvals, as necessary, to include reinsurance costs in our premium rates in order to mitigate the impact of this increase.  We also continue to study the efficiencies of our operations and cost structure, which may offset some portion of the increased reinsurance costs.

In addition to the agreements expected to be implemented in 2006 as shown in the table above, we are also continuing to evaluate additional purchases of reinsurance to mitigate potential exposure to major hurricanes, specifically in the state of Florida, and earthquakes, including potential assessments from the California Earthquake Authority.  The costs of any such additional purchases are not included in our estimate of total cost.

As part of our catastrophe management efforts, we are involved with a newly created coalition called Protecting-America.org.  The coalition is dedicated to raising awareness, educating the public and policymakers, and offering solutions that will better prepare and protect consumers, taxpayers and the American economy from major catastrophes in a sensible, cost-effective fashion. A comprehensive solution is being advanced that includes the development of government sponsored, privately funded catastrophe funds at the state and national levels; improved prevention and mitigation measures, including the adoption of more effective land use policies and stronger building codes; enhanced public education about catastrophe risk; better catastrophe relief, recovery and rebuilding processes; and a rigorous process of continuous improvement for catastrophe preparedness and response programs and processes.

This current report on Form 8-K contains forward-looking statements about changes in the Registrant’s reinsurance program, the related premium and reductions in costs.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  The actual changes to the reinsurance program, related premium and cost reductions may differ materially from those discussed in this report, depending on ongoing negotiations between the Registrant and participants in the reinsurance market, and the ability to reduce expenses to the desired level.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALLSTATE CORPORATION

	By:	/s/ Mary J. McGinn
		Name:	Mary J. McGinn
		Title:	Secretary

Date: January 9, 2005